UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 5, 2006

iVOW, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22743	94-3184035
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer Identification
Incorporation)	Number)	Number)

11455 El Camino Real, Suite 140, San Diego, California 92130

(Address of principal executive offices, with zip code)

(858) 703-2820

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

The disclosure regarding the Separation Agreement set forth under the heading “Resignation of Michael H. Owens as Chief Executive Officer, President and Director” below under Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of Michael H. Owens as Chief Exective Officer, President and Director.

On September 5, 2006, Michael H. Owens, M.D., resigned from his positions as Chief Executive Officer and President of iVOW, Inc. (the “Company”) and as a member of the Company’s board of directors.

In connection with Dr. Owens’ resignation, the Company has entered into a Separation Agreement with Dr. Owens, dated September 5, 2006, pursuant to which the Company has agreed to make severance payments to Dr. Owens in an aggregate amount equal to six months of his current base salary (less payroll deductions and all required withholdings), payable in six equal monthly installments.  Subject to timely election by Dr. Owens, the Company will also provide Dr. Owens with continued group medical insurance coverage under COBRA for a period of six months.  In addition, the Company issued Dr. Owens 20,000 shares of common stock, with a fair market value of $0.98 per share, the closing sale price for the Company’s common stock as reported on the Nasdaq Capital Market on September 5, 2006, under the Company’s 1997 Stock Option/Stock Issuance Plan.  The shares of common stock were issued to resolve payment of the bonus Dr. Owens was entitled to receive for his performance during fiscal year 2005.  The Separation Agreement will become effective on September 13, 2006, provided Dr. Owens does not revoke the agreement prior to such date.  A copy of the Company’s Separation Agreement with Dr. Owens is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

John R. Lyon to fulfill role as senior executive officer.

At the request of the Company’s Board of Directors, John R. Lyon has agreed to assume, on an interim basis, senior executive authority in his capacity as Chairman of the Board of Directors.  In consideration for such service, the Board has agreed to pay Mr. Lyon a consulting fee of $7,500 per month.

Mr. Lyon has served as a Director of the Company since July 1995. Mr. Lyon is currently Chief Executive Officer of Lerner Medical Inc., a phototherapy company focused on the treatment of psoriasis. From April 2005 to April 2006, Mr. Lyon served as President and Chief Executive Officer of Leptos Biomedical, Inc., an early stage company developing a neurostimulation therapy for obesity.  Mr. Lyon co-founded iVOW in July 1993 and served as President from July 1993 until February 2005 and as Chief Executive Officer from December 1996 until March 2005. Prior to co-founding iVOW, Mr. Lyon served with Cooper Companies, as President of the International Division within Cooper’s Health Care Group from January 1991 through December

1992, and as President of Cooper Surgical, a manufacturer and distributor of minimally invasive surgical products, from January 1992 through January 1993. Mr. Lyon holds a B.A. from the University of Durham, United Kingdom.

Resignation of James D. Durham as Director.

On September 5, 2006, James D. Durham voluntarily resigned from the Company’s Board of Directors, including each of the Board committees on which he served.  Mr. Durham was a member of the Audit Committee and the Compensation Committee.  Mr. Durham’s resignation did not result from any disagreement with the Company.

A copy of the press release announcing the resignations of Dr. Owens and Mr. Durham, and Mr. Lyon’s agreement to assume senior executive authority, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01               Other Events

On September 5, 2006, the Company’s Board of Directors approved a non-binding term sheet with Crdentia Corp. (“Crdentia”) regarding a potential business combination in which Crdentia would acquire the Company for approximately $3.5 million in shares of Crdentia’s common stock, subject to adjustment based on the Company’s debt and accounts receivable at closing.  The completion of the transaction is subject to negotiation and execution of a definitive merger agreement, and the satisfaction of closing conditions, including approval by the Company’s stockholders.  The term sheet was recommended for approval by a special transaction committee of the Board and unanimously approved by all disinterested members of the Board.  A copy of the press release regarding the potential transaction is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are filed with this current report:

Exhibit No.	Description
10.1	Separation Agreement, dated September 5, 2006, between Michael H. Owens and the Company.
99.1	Press Release, dated September 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVOW, Inc.

Date: September 6, 2006	By:	/s/ Richard M. Gomberg
Richard M. Gomberg
Vice President of Finance, Chief Financial Officer
and Secretary
(Principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement, dated September 5, 2006, between Michael H. Owens and the Company.
99.1	Press Release, dated September 6, 2006.